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EXHIBIT (a)(6)

Via Electronic Mail

March 16, 2004

        Many of our employees and directors hold stock options with exercise prices that significantly exceed the current market price of our common stock. Because we recognize that SatCon Technology Corporation (the "Company") stock options may not currently be providing the intended performance and retention incentives for our employees and directors, our Board of Directors has approved an Option Exchange Program designed to permit optionholders to exchange existing stock options for new stock options that, over time, may have a greater potential to increase in value. Under this program, optionholders with eligible options may participate in an offer to exchange such options for new options to be issued at a later date.

        THE COMPANY'S OFFER IS BEING MADE UNDER THE TERMS AND SUBJECT TO THE CONDITIONS OF AN OFFER TO EXCHANGE AND RELATED DOCUMENTS, A COPY OF WHICH WILL BE DELIVERED TO YOU. THESE DOCUMENTS DESCRIBE ELIGIBILITY REQUIREMENTS AND WHAT TO DO IF YOU CHOOSE TO PARTICIPATE. PLEASE NOTE THAT THERE ARE CERTAIN RISKS TO PARTICIPATION. I ENCOURAGE YOU TO REVIEW THE MATERIAL IN DETAIL AND CONSIDER YOUR DECISION CAREFULLY BEFORE YOU DECIDE WHETHER TO TENDER ANY OF YOUR OPTIONS.

        The Offer to Exchange and related documents that are being delivered to you are extremely time sensitive. I urge you to review them at your earliest convenience. Please do not reply by e-mail to the Offer to Exchange. If you do not receive the documents, please contact Dan Gladkowski @ dan.gladkowski@satcon.com. We are also scheduling employee meetings to provide information about this offer. If, after reviewing the documents and after the employee meetings, you still have questions, please contact Dan Gladkowski at dan.gladkowski@satcon.com.

Sincerely,

David B. Eisenhaure
President & CEO

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  EXHIBIT (a)(6)